Exhibit 99.1


           Wynn Resorts Announces Operating Data through May 31, 2005


LAS VEGAS, June 2nd , 2005 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq:
WYNN) today released operating data for Wynn Las Vegas through May 31, 2005, representing the property's first 34 days of operations. The initial reaction from customers has been overwhelmingly positive and revenue levels have exceeded our expectations.

Wynn Las Vegas net gaming revenues for the first 34 days of operations were $64.3 million. The slot segment produced total net revenues of $20.2 million, with a win per unit per day of $304. The table games segment generated net revenues of $42.7 million, representing win per table per day of $9,244 in the period.

Since our opening on April 28th, 2005, Wynn Las Vegas average daily room rate was $308 with occupancy averaging 91% as we strategically increased room availability to 100%. Gross non-gaming revenues for the 34 days, which include $15.4 million of complimentary revenues, were in excess of $76.6 million, as hotel, retail, food and beverage and other departments surpassed our estimates.

 "We are delighted with our first full month of operations, but we are reminded that opening a resort of this caliber and this scope is a daunting challenge. As the weeks progress and our opening and startup challenges are met one at a time, operating efficiencies will emerge. This process is far from over and will take several months. The early results should be measured accordingly," commented Steve Wynn, Chairman and Chief Executive Officer of Wynn Resorts, Limited.

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, the Company's lack of operating history and the Company's dependence on existing management. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended December 31, 2004 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.


Wynn Resorts is traded on the Nasdaq stock exchange under the ticker symbol "WYNN" and, since December 2004, it has been part of the NASDAQ-100 Index. Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip, opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. For more information, visit www.wynnlasvegas.com.



SOURCE: Wynn Resorts, Limited


Wynn Resorts, Limited, Las Vegas
Samanta Hegedus Stewart, 702-770-7555
investorrelations@wynnresorts.com